EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT, (this “Agreement”) dated as of June 17, 2010, is entered into by and between Neah Power Systems, Inc., a Nevada corporation (the “Company”) and Daisy Rodriguez, an individual residing at Two Spur Lane Rolling Hills Estates, California 90274 (“Rodriguez”).

WITNESSETH:

WHEREAS, the Company has received One Hundred and Twenty Five Thousand Dollars ($125,000.00) from Rodriguez in the amounts and on the dates presented herein as Exhibit A (the “Original Debt”); and

WHEREAS, Rodriguez and the Company are willing to exchange the Original Debt for 3,333,333 shares of the Company’s common stock; and

NOW, THEREFORE, in consideration for the foregoing, the parties hereto agree as follows:

1.
Rodriguez and the Company hereby agree to exchange the Original Debt for 3,333,333 shares of the Company’s common stock. Thus, concurrently with the execution of this Agreement, the Company shall issue and deliver to Rodriguez 3,333,333 shares of the Company’s stock.

2.	Rodriguez represents and warrants to, and covenants and agrees with, the Company as follows:

a.
Rodriguez is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Company’s common shares.

3.
This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, and the Convertible Note attached hereto, contains the entire agreement of the parties with respect to the subject matter hereto, superseding all prior agreements, understandings or discussions.

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IN WITNESS WHEREOF, the Company and Rodriguez have caused this Agreement to be executed by their duly authorized representatives on the date as first written above.

Neah Power Systems, Inc.

By:
Name: Gerard C. D’Couto
Title: President and Chief Executive Officer

Daisy Rodriguez

By:
Name: Daisy Rodriguez

Exhibit A

Daisy Rodriguez
Two Spur Lane
Rolling Hills Estates, CA 90274
$125,000

Schedule of funds received

Neah Power Systems, Inc.

09/03/09	$40,000
09/10/09	10,000
09/16/09	15,000
09/01/09	10,000
09/30/09	25,000
10/15/09	10,000
10/30/09	15,000
$125,000